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                                   Exhibit 5

                              September 17, 1999


The Board of Directors of
Shared Medical Systems Corporation

Ladies and Gentlemen:

          I am the General Counsel of Shared Medical Systems Corporation (the "Company") and have acted as such in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 200,000 shares of the Common Stock of the Company, par value $.01 per share (the "Shares").

          In this connection, I have reviewed the Company's Restated Certificate of Incorporation and its By-Laws, as amended, resolutions of its Board of Directors and its stockholders, and such other documents and corporate records as I have deemed appropriate in the circumstances.

          Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares are validly issued, fully-paid and non-assessable by the Company.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                                                 Sincerely yours,

                                                 /s/ Bonnie L. Shuman

                                                 Bonnie L. Shuman
                                                 General Counsel